Exhibit 99.1

Investor Relations

News from Aon

Aon Reports First Quarter 2011 Results

- Total revenue increased 45% to $2.8 billion with organic revenue growth of 2% -

- EPS from continuing operations increased 13% to $0.71 -

First Quarter Highlights

•                  EPS from continuing operations, excluding certain items, was $0.80

•                  Risk Solutions revenue increased 4% to $1.6 billion with organic revenue growth of 2%

•                  Risk Solutions operating margin was 18.6% and the operating margin, excluding certain items, decreased 150 basis points to 19.0%

•                  HR Solutions revenue increased 247% to $1.1 billion with flat organic revenue

•                  HR Solutions operating margin was 11.0% and the operating margin, excluding certain items, decreased 300 basis points to 14.4%

•                  Repurchased 6.8 million shares of common stock for approximately $350 million

•                  Subsequent to the close of the first quarter, completed the acquisition of Glenrand M×I×B, significantly strengthening Aon’s position in South Africa

CHICAGO, IL — April 29, 2011 - Aon Corporation (NYSE: AON) today reported results for the first quarter ended March 31, 2011.

Net income attributable to Aon stockholders increased 38% to $246 million or $0.71 per share, compared to $178 million or $0.63 per share for the prior year quarter.  Net income attributable to Aon stockholders from continuing operations increased 37% to $244 million or $0.71 per share, compared to $178 million or $0.63 per share for the prior year quarter.  Net income per share attributable to Aon stockholders from continuing operations, excluding certain items, decreased 4% to $0.80 compared to $0.83 for the prior year quarter, including $61 million in additional intangible asset amortization expense and a higher effective tax rate as a result of the merger with Hewitt Associates.  Certain items that impacted first quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“We delivered solid organic revenue growth in our Retail Brokerage and Consulting Services businesses while delivering on the synergy savings related to Aon Hewitt,” said Greg Case, president and chief executive officer.  “We are firmly on track to deliver growth in both of our segments in 2011, our restructuring programs are delivering cost savings and we have solid financial flexibility.  While macro conditions remain challenging globally, we are optimistic about the underlying strength of our business as highlighted by the repurchase of $350 million of common stock in the quarter.”

FIRST QUARTER FINANCIAL SUMMARY

Total revenue increased 45% to $2.8 billion from the prior year quarter due to a 42% increase in commissions and fees resulting from acquisitions, primarily Hewitt, net of dispositions, a 2% increase in organic revenue and a 1% increase from foreign currency translation.

Total operating expenses increased 45%, or $732 million, to $2.4 billion due primarily to the inclusion of operating expenses related to the merger with Hewitt, an increase in intangible asset amortization expense and an estimated $24 million unfavorable impact from foreign currency translation, partially offset by a $46 million decrease in restructuring related costs and benefits related to the restructuring programs.

Depreciation and amortization expense increased 148%, or $86 million, to $144 million compared to the prior year quarter due primarily to the inclusion of $61 million in intangible asset amortization expense and $21 million of depreciation expense as a result of the merger with Hewitt.  The Company expects intangible asset amortization related to the Hewitt merger to be approximately $241 million in 2011, $310 million in 2012, $288 million in 2013 and to continue to decline each year from 2014 through 2023.

Restructuring expenses were $30 million in the first quarter compared to $76 million in the prior year quarter.  In the first quarter, the Company incurred $23 million of costs under the Aon Hewitt restructuring program and $7 million of costs under the Aon Benfield restructuring program, both primarily due to workforce reductions.  The Company has completed all restructuring activities and incurred 100% of the total costs for the 2007 program and has incurred approximately 92% of the total costs necessary to deliver the remaining savings under the Aon Benfield program.  An analysis of restructuring-related expenses by segment and type is detailed on page 13 of this release.

Restructuring savings in the first quarter related to the 2007 restructuring program are estimated at $134 million compared to $110 million in the prior year quarter. Of the restructuring savings in the first quarter, $113 million were related to the Risk Solutions segment.  Before any potential reinvestment of savings, the 2007 restructuring program is expected to deliver cumulative cost savings of $536 million in 2011.

Restructuring savings in the first quarter related to the Aon Benfield restructuring program are estimated at $29 million compared to $22 million in the prior year quarter.  Before any potential reinvestment of savings, the Benfield restructuring program is expected to deliver cumulative cost savings of $122 million in 2011.

Restructuring savings in the first quarter related to the Aon Hewitt restructuring program are estimated at $24 million.  The Aon Hewitt merger is expected to deliver cumulative cost savings of $355 million in 2013, including $280 million related to the restructuring program and $75 million in areas such as information technology, procurement and public company costs.

Currency fluctuations in the first quarter had a $0.02 unfavorable impact on adjusted net income from continuing operations per diluted share when the Company translates prior year quarter results at current quarter foreign exchange rates.

Effective tax rate on net income from continuing operations increased to 29.0% in the first quarter compared to 24.9% in the prior year quarter due primarily to changes in the geographical mix of income following the merger with Hewitt.  The prior year quarter was favorably impacted by certain deferred tax adjustments.  The Company anticipates an effective tax rate on net income from continuing operations of 30.0% for 2011.

Discontinued Operations after-tax income was $2 million in the first quarter due to the settlement of legacy litigation associated with Aon Warranty Group (AWG), which was sold in the fourth quarter of 2006.

Average diluted shares outstanding increased to 345.4 million in the first quarter compared to 283.4 million in the prior year quarter due primarily to the issuance of 61 million shares of common stock related to the merger with Hewitt, partially offset by the Company’s share repurchase program.  The Company has approximately $1.7 billion remaining under the share repurchase program.

FIRST QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the first quarter of 2011 and 2010.  The first quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	First Quarter Ended			Less:	Acquisitions,
Commissions,	Mar 31,	Mar 31,	%	Currency	Divestitures,	Organic
Fees and Other	2011	2010	Change	Impact	Other	Revenue
Retail	$1,251	$1,186	5%	1%	1%	3%
Reinsurance	387	388	—	1%	(1)%	—
Subtotal	$1,638	$1,574	4%	1%	1%	2%
Investment Income	11	13	(15)%
Total Revenue	$1,649	$1,587	4%

Risk Solutions total revenue increased 4% to $1.6 billion compared to the prior year quarter due to 2% organic growth in commissions and fees, a 1% favorable impact from foreign currency translation and a 1% favorable impact from acquisitions and divestitures, partially offset by a decline in investment income.

Retail organic revenue increased 3% reflecting solid organic revenue growth both in the Americas and International businesses.  Americas organic revenue increased 4% due primarily to strong growth in Affinity products and Latin America and modest growth in U.S. retail.  International organic revenue increased 3% driven by strong growth in Asia and New Zealand and modest growth in EMEA.  Reinsurance organic revenue was flat as growth in facultative placements was offset primarily by soft pricing in the U.S. for treaty placements.

	First Quarter Ended
	Mar 31,	Mar 31,	%
(millions)	2011	2010	Change
Revenue	$1,649	$1,587	4%
Expenses
Compensation and benefits	921	951	(3)%
Other expenses	422	379	11%
Total operating expenses	1,343	1,330	1%

Operating income	$306	$257	19%
Operating margin	18.6%	16.2%

Operating income - adjusted	$313	$326	(4)%
Operating margin - adjusted	19.0%	20.5%

Compensation and benefits for the first quarter decreased 3%, or $30 million, compared to the prior year quarter due to a $49 million decrease in restructuring related costs and benefits related to the restructuring programs, partially offset by a $12 million unfavorable impact from foreign currency translation.  Other expenses for the first quarter increased 11%, or $43 million, due primarily to organic revenue growth, $19 million of lease termination costs and an $8 million unfavorable impact from foreign currency translation, partially offset by a $13 million decrease in restructuring related costs and benefits related to the restructuring programs.

First quarter operating income increased 19% to $306 million.  Adjusting for certain items detailed on page 12 of this press release, operating income decreased 4%, or $13 million, to $313 million and operating margin decreased 150 basis points to 19.0% compared to the prior year quarter due primarily to a 110 basis point impact from lease termination costs and a 70 basis point unfavorable impact from foreign currency translation and investment income.

HR SOLUTIONS

(millions)	First Quarter Ended			Less:	Less: Acquisitions,
Commissions,	Mar 31,	Mar 31,	%	Currency	Divestitures,	Organic
Fees and Other	2011	2010	Change	Impact	Other	Revenue
Consulting Services	$569	$275	107%	1%	102%	4%
Outsourcing	556	47	1,083	3	1,083	(3)
Intersegment	(8)	—	N/A	N/A	N/A	N/A
Subtotal	$1,117	$322	247%	1%	246%	—
Investment Income	—	—	N/A
Total Revenue	$1,117	$322	247%

HR Solutions total revenue increased 247% to $1.1 billion compared to the prior year quarter due to acquisitions, primarily Hewitt, net of dispositions and a 1% favorable impact from foreign currency translation.  Organic revenue in Consulting Services increased 4% primarily reflecting strong growth in international health and benefits and human capital consulting.  Organic revenue in Outsourcing decreased 3% due primarily to price compression and a decline in project-related revenue in benefits administration, partially offset by new client wins and growth in point solutions revenue in HR business process outsourcing.  Excluding a $14 million favorable impact related to deferred revenue recorded by Hewitt in the prior year quarter, organic revenue in Outsourcing would have been flat compared to the prior year quarter.

	First Quarter Ended
	Mar 31,	Mar 31,	%
(millions)	2011	2010	Change
Revenue	$1,117	$322	247%
Expenses
Compensation and benefits	653	196	233
Other expenses	341	77	343
Total operating expenses	994	273	264%

Operating income	$123	$49	151%
Operating margin	11.0%	15.2%

Operating income - adjusted	$161	$56	188%
Operating margin - adjusted	14.4%	17.4%

Compensation and benefits for the first quarter increased 233%, or $457 million, from the prior year quarter due primarily to the inclusion of Hewitt operating expenses and $13 million of restructuring related costs, partially offset by benefits related to the Aon Hewitt restructuring program.  Other expenses increased 343%, or $264 million, from the prior year quarter due primarily to the inclusion of Hewitt operating expenses, a $61 million increase in intangible asset amortization expense and $15 million of Hewitt related costs, partially offset by benefits related to the Aon Hewitt restructuring program.

First quarter operating income increased 151% to $123 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 188%, or $105 million, to $161 million reflecting operating income as a result of the merger of Hewitt and cost savings related to the restructuring program, partially offset by higher intangible asset amortization expense.  Operating margin decreased 300 basis points to 14.4% versus the prior year quarter due primarily to the inclusion of Hewitt operating results and an increase in intangible asset amortization expense.

INCOME FROM CONTINUING OPERATIONS

	First Quarter Ended
	Mar 31,	Mar 31,	%
(millions)	2011	2010	Change
Risk Solutions	$306	$257	19%
HR Solutions	123	49	151
Unallocated expenses	(33)	(33)	—
Operating income from continuing operations before tax	$396	273	45%
Interest income	6	1	500
Interest expense	(63)	(34)	85
Other income	17	7	143
Income from continuing operations before tax	$356	$247	44%

Unallocated expenses of $33 million were similar to the prior year quarter. Interest income increased to $6 million compared to $1 million in the prior year quarter due primarily to higher cash balances.  The prior year quarter was impacted by lower income related to certain private equity securities.  Interest expense increased $29 million to $63 million due primarily to an increase in the average amount of debt outstanding following the merger with Hewitt.  Other income of $17 million in the first quarter primarily included gains from the sale of certain investments and distributions from certain private equity securities. The prior year quarter primarily included gains from certain investments and the sales of certain businesses.

Conference Call and Webcast Details

The Company will host a conference call on Friday, April 29, 2011 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE:AON) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human capital solutions and outsourcing. Through its more than 59,000 colleagues worldwide, Aon unites to deliver distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally in over 120 countries. Named the world’s best broker by Euromoney magazine’s 2008, 2009 and 2010 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on revenues in 2007, 2008 and 2009, and Aon was voted best insurance intermediary 2007-2010, best reinsurance intermediary 2006-2010, best captives manager 2009-2010, and best employee benefits consulting firm 2007-2009 by the readers of Business Insurance. Visit http://www.aon.com for more information on Aon and http://www.aon.com/unitedin2010 to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the possibility that the expected efficiencies and cost savings from the merger with Hewitt Associates Inc. (“Hewitt”) will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully; disruption from the merger with Hewitt making it more difficult to maintain business and operational relationships; general economic conditions in different countries in which Aon does business around the world; changes in global equity and fixed income markets that could affect the return on invested assets; fluctuations in exchange and interest rates that could influence revenue and expense; rating agency actions that could affect Aon’s ability to borrow funds; funding of Aon’s various pension plans; changes in the competitive environment; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws; the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the extent to which Aon retains existing clients and attract new businesses; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon currently provides, or will provide in the future, to clients; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; and the ability to realize the anticipated benefits to Aon of the Benfield merger. Further information concerning Aon and its business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s and, historically, Hewitt’s filings with the SEC. See Aon’s and Hewitt’s Annual Reports on Form 10-K and Annual Reports to Stockholders for the fiscal years ended December 31, 2010 and September 30, 2009, respectively,  and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures

This communication includes supplemental information related to organic revenue and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Statements of Income.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Condensed Consolidated Statements of Income (Unaudited)

	First Quarter Ended
(millions except per share data)	Mar. 31, 2011	Mar. 31, 2010	Percent Change
Revenue
Commissions, fees and other	$2,748	$1,891	45%
Fiduciary investment income	11	13	(15)
Total revenue	2,759	1,904	45

Expenses
Compensation and benefits	1,597	1,163	37
Other general expenses	766	468	64
Total operating expenses	2,363	1,631	45
Operating income	396	273	45

Interest income	6	1	500
Interest expense	(63)	(34)	85
Other income	17	7	143
Income from continuing operations before income taxes	356	247	44
Income taxes (1)	103	61	69
Income from continuing operations	253	186	36

Income from discontinued operations before income taxes	4	2	100
Income taxes (2)	2	2	—
Income from discontinued operations	2	—	N/A

Net income	255	186	37
Less: Net income attributable to the noncontrolling interests	9	8	13
Net income attributable to Aon stockholders	$246	$178	38%

Net income attributable to Aon stockholders:
Income from continuing operations	$244	$178	37%
Income from discontinued operations	2	—	N/A
Net income	$246	$178	38%
Basic net income per share attributable to Aon stockholders:
Income from continuing operations	$0.72	$0.65	11%
Income from discontinued operations	—	—	N/A
Net income	$0.72	$0.65	11%

Diluted net income per share attributable to Aon stockholders:
Income from continuing operations	$0.71	$0.63	13%
Income from discontinued operations	—	—	N/A
Net income	$0.71	$0.63	13%

Weighted average common shares outstanding - diluted	345.4	283.4	22%

(1)                                  Tax rate for continuing operations is 29.0% and 24.9% for the first quarter ended March 31, 2011 and 2010, respectively.

(2)                                  Tax rate for discontinued operations is 34.8% and 74.4% for the first quarter ended March 31, 2011 and 2010, respectively.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	First Quarter Ended
(millions)	Mar. 31, 2011	Mar. 31, 2010	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$1,638	$1,574	4%	2%
HR Solutions	1,117	322	247	—
Total Operating Segments	$2,755	$1,896	45%	2%

Fiduciary Investment Income
Risk Solutions	$11	$13	(15)%
HR Solutions	—	—	N/A
Total Operating Segments	$11	$13	(15)%

Total Revenue
Risk Solutions	$1,649	$1,587	4%
HR Solutions	1,117	322	247
Intersegment	(7)	(5)	40
Total	$2,759	$1,904	45%

(1)               Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon Corporation

Segments (Unaudited)

Risk Solutions

	First Quarter Ended
(millions)	Mar. 31, 2011	Mar. 31, 2010	Percent Change
Revenue
Commissions, fees and other	$1,638	$1,574	4%
Fiduciary investment income	11	13	(15)
Total revenue	1,649	1,587	4

Expenses
Compensation and benefits	921	951	(3)
Other general expenses	422	379	11
Total operating expenses	1,343	1,330	1

Operating income	$306	$257	19%

Operating margin	18.6%	16.2%

HR Solutions

	First Quarter Ended
(millions)	Mar. 31, 2011	Mar. 31, 2010	Percent Change
Revenue
Commissions, fees and other	$1,117	$322	247%
Fiduciary investment income	—	—	N/A
Total revenue	1,117	322	247

Expenses
Compensation and benefits	653	196	233
Other general expenses	341	77	343
Total operating expenses	994	273	264

Operating income	$123	$49	151%

Operating margin	11.0%	15.2%

Total Operating Income

	First Quarter Ended
(millions)	Mar. 31, 2011	Mar. 31, 2010	Percent Change
Risk Solutions	$306	$257	19%
HR Solutions	123	49	151
Unallocated expenses	(33)	(33)	—
Total operating income	$396	$273	45%

Total operating margin	14.4%	14.3%

Aon Corporation

Reconciliation of Non-GAAP Measures - Organic Revenue (Unaudited)

	First Quarter Ended
(millions)	Mar. 31, 2011	Mar. 31, 2010	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$532	$487	9%	1%	4%	4%
International	719	699	3	—	—	3
Total Retail brokerage	1,251	1,186	5	1	1	3
Reinsurance brokerage	387	388	—	1	(1)	—
Total Risk Solutions	1,638	1,574	4	1	1	2
HR Solutions Segment:
Consulting services	569	275	107	1	102	4
Outsourcing	556	47	1,083	3	1,083	(3)
Intrasegment	(8)	—	N/A	N/A	N/A	N/A
Total HR Solutions	1,117	322	247	1	246	—
Total Operating Segments	$2,755	$1,896	45%	1%	42%	2%

(1)     Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)     Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	First Quarter Ended March 31, 2011
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,649	$1,117	$(7)	$2,759

Operating income (loss) - as reported	$306	$123	$(33)	$396
Restructuring charges	7	23	—	30
Hewitt related costs	—	15	—	15
Operating income (loss) - as adjusted	$313	$161	$(33)	$441

Operating margins - as adjusted	19.0%	14.4%	N/A	16.0%

	First Quarter Ended March 31, 2010
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,587	$322	$(5)	$1,904

Operating income (loss) - as reported	$257	$49	$(33)	$273
Restructuring charges	69	7	—	76
Operating income (loss) - as adjusted	$326	$56	$(33)	$349

Operating margins - as adjusted	20.5%	17.4%	N/A	18.3%

	First Quarter Ended March 31,
(millions except per share data)	2011	2010
Operating income - as adjusted	$441	$349
Interest income	6	1

Interest expense	(63)	(34)
Other income	17	7
Income from continuing operations before income taxes -
as adjusted	401	323
Income taxes (2)	116	80
Income from continuing operations - as adjusted	285	243
Less: Net income attributable to noncontrolling interests	9	8
Income from continuing operations attributable to
Aon stockholders - as adjusted	$276	$235

Diluted earnings per share from continuing operations -
as adjusted	$0.80	$0.83

Weighted average common shares outstanding - diluted	345.4	283.4

(1)               Certain noteworthy items impacting operating income in 2011 and 2010 are described in this schedule.  The items shown with the caption “as adjusted” are non-GAAP measures.

(2)               The effective tax rate for continuing operations is 29.0% and 24.9% for first quarter ended March 31, 2011 and 2010, respectively (U.S. GAAP).  All reconciling items are taxed at the effective tax rate.

Aon Corporation

Restructuring Plans (Unaudited) (1)

Benfield Restructuring Plan

By Type:

		Operations
(millions)	Purchase Price Allocation (2)	Full Year 2009	Full Year 2010	First Quarter 2011	Total to Date	Estimated Total
Workforce reduction	$32	$38	$15	$7	$92	$98
Lease consolidation	22	14	7	—	43	49
Asset impairments	—	2	2	—	4	4
Other costs associated with restructuring	1	1	2	—	4	4
Total restructuring and related expenses	$55	$55	$26	$7	$143	$155

Aon Hewitt Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2010	First Quarter 2011	Total to Date	Estimated Total
Workforce reduction	$49	$18	$67	$180
Lease consolidation	3	5	8	94
Asset impairments	—	—	—	47
Other costs associated with restructuring	—	—	—	4
Total restructuring and related expenses	$52	$23	$75	$325

(1)               In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”;  lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)               Represents costs associated with the execution of restructuring activity identified at the acquisition date (November 30, 2008).

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$682	$346
Short-term investments	589	785
Receivables, net	2,650	2,701
Fiduciary assets (1)	10,609	10,063
Other current assets	681	624
Total Current Assets	15,211	14,519
Goodwill	8,895	8,647
Intangible assets, net	3,547	3,611
Fixed assets, net	791	781
Investments	318	312
Other non-current assets	1,040	1,112
Total Assets	$29,802	$28,982

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$10,609	$10,063
Short-term debt and current portion of long-term debt	502	492
Accounts payable and accrued liabilities	1,544	1,810
Other current liabilities	604	584
Total Current Liabilities	13,259	12,949
Long-term debt	4,409	4,014
Pension and other post employment liabilities	1,849	1,896
Other non-current liabilities	1,798	1,817
Total Liabilities	21,315	20,676
Total Aon Stockholders’ Equity	8,423	8,251
Noncontrolling interests	64	55
Total Equity	8,487	8,306
Total Liabilities and Equity	$29,802	$28,982

(1)     Includes short-term investments:  2011 - $4,034, 2010 - $3,489.

Aon Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	First Quarter Ended
(millions)	March 31, 2011	March 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$255	$186
Adjustments to reconcile net income to cash provided by operating activities:
Gains from sales of businesses, net	—	(6)
Depreciation of fixed assets	53	31
Amortization of intangible assets	91	27
Stock compensation expense	74	66
Deferred income taxes	11	(12)
Change in assets and liabilities:
Change in funds held on behalf of clients	427	396
Receivables, net	108	45
Accounts payable and accrued liabilities	(327)	(274)
Restructuring reserves	(28)	(1)
Current income taxes	58	65
Pension and other post employment liabilities	(81)	(55)
Other assets and liabilities	(59)	(1)
Cash Provided by Operating Activities	582	467

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	17	66
Purchases of long-term investments	(6)	(10)
Net sales of short-term investments - non-fiduciary	218	97
Net purchases of short-term investments - funds held on behalf of clients	(427)	(396)
Acquisition of businesses, net of cash acquired	(3)	(47)
Capital expenditures	(56)	(33)
Cash Used for Investing Activities	(257)	(323)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(350)	(50)
Issuance of stock for employee benefit plans	85	35
Issuance of debt	429	75
Repayment of debt	(79)	(2)
Cash dividends to stockholders	(51)	(41)
Dividends paid to non controlling interests	—	(3)
Cash Provided by Financing Activities	34	14

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(23)	47
Net Increase in Cash and Cash Equivalents	336	205
Cash and Cash Equivalents at Beginning of Period	346	217
Cash and Cash Equivalents at End of Period	$682	$422